         SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT


         Amended and Restated Registration Rights Agreement dated as of September 28, 1996, by and among ValueVision International, Inc., a Minnesota corporation (the "Company"), Montgomery Ward Direct, L.P., a Delaware limited partnership ("MWD"), Montgomery Ward & Co., Incorporated, an Illinois corporation ("MW")and Merchant Partners, Limited Partnership, a Delaware limited partnership ( MPLP ).


                              R E C I T A L S

         A. Pursuant to a Securities Purchase Agreement, dated as of March 13, 1995, by and between the Company and MW (the "Securities Purchase Agreement"), the Company agreed to issue and sell, and MW agreed to purchase, 1,280,000 shares (the "Shares") of Common Stock of the Company, under the terms and subject to the conditions set forth therein.

         B. Pursuant to the Securities Purchase Agreement, the Company also agreed to issue and sell, and MW agreed to purchase, Existing Warrants (as herein defined) to purchase an aggregate of 25,000,000 shares of the Common Stock of the Company, subject to adjustment, under the terms and subject to the conditions set forth therein. Existing Warrants of Series A and Series B, both inclusive (the "Series A-B Warrants"), have vested, and Existing Warrants of Series C through Series O, all inclusive (the "Series C-O Warrants") have not vested.

         C. Pursuant to the Securities Purchase Agreement, the Company agreed to grant MW certain registration rights with respect to the Shares and the shares issued upon exercise of the Existing Warrants and executed that certain Registration Rights Agreement, dated as of August 8, 1995 (the Original Registration Rights Agreement ).

         D. Pursuant to a certain Exchange Agreement, dated as of even date herewith, between the Company and MW (the "Exchange Agreement"), the Company and MW have agreed to exchange the Series C-O Warrants, to amend and restate that certain Operating Agreement and that certain Servicemark License Agreement, and to amend that certain Credit Card Receivables Sale and Purchase Agreement, all dated as of March 13, 1995, and to amend and restate that certain Warrant Agreement, dated August 8, 1995 and this Agreement, all in consideration of the issuance by VVI of new Series P Warrants ( New Warrants ) to purchase an aggregate of 1,484,462 shares of Common Stock.

         E. MWD is a wholly owned subsidiary of MW. Pursuant to an Asset Purchase Agreement, dated as of August 1, 1996, between the Company s subsidiary, ValueVision Direct Marketing Company, Inc., and MWD (the "Asset Purchase Agreement"), ValueVision Direct Marketing Company, Inc. has agreed to deliver to MWD, as consideration for the sale of all of MWD's assets, New Warrants to purchase an aggregate of 1,484,993 shares of Common Stock ( MWD Warrants ). MWD subsequently transferred all of its right title and interest in and to the MWD Warrants to MW. In addition, MW transferred certain of its Series P Warrants to MPLP. MWD no longer desires to be a party to this Agreement but MPLP desires to be a party to this Agreement.

         F. Pursuant to the Exchange Agreement, dated as of September 28, 1996, between the Company and MW (the "Exchange Agreement"), VVI and MW have agreed to exchange all of the Series A-B Warrants for Series P Warrants to purchase 2,200,000 shares of Common Stock (the
    Exchange Warrants ).

         G. In connection with the cancellation of the Series C-O Warrants and the issuance of the New Warrants, the parties agreed to amend and restate the Original Registration Rights Agreement as set forth herein.

         H. In connection with the cancellation of the Series A-B Warrants and the issuance of the Replacement Warrants, the parties desire to amend and restate the Amended and Restated Registration Rights Agreement as set forth herein.



                            A G R E E M E N T S

         NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, MWD and MW agree that the Original Registration Rights Agreement is amended and restated in its entirety to read as follows:

         1. Definition of Terms. As used in this Registration Rights Agreement, the following capitalized terms shall have the following respective meanings:

               (a)   Asset Purchase Agreement:  See Recital E.

               (b) Business Day: A day other than a Saturday, Sunday or other day on which banks in the State of Minnesota are authorized by law to remain closed.

               (c)   Closing Date:  August 8, 1995.

               (d) Common Stock: Common Stock, $.01 par value per share, of the Company.

               (e)   Company:  See the Preamble.

               (f)   Demand Notice:  See Section 3(a).

               (g)   Demand Registration:  See Section 3(a).

               (h)   Demand Registration Rights:  See Section 3(a).

               (i) Exchange Act: The Securities Exchange Act of 1934, as amended.

               (j)   Exercise Price:  The exercise price of a New
   Warrant as indicated in, and as may be adjusted by, the Warrant
   Agreement.


               (k) Expiration Date: 5:00 P.M., Minneapolis, Minnesota time, on August 7, 2003, or if such day is not a Business Day, the next succeeding day which is a Business Day.

               (l)   Inspectors:  See Section 5(g).

               (m)   MW:  See the Preamble.

               (n)   MWD:  See the Preamble.

               (o) NASD: National Association of Securities Dealers, Inc. and NASDAQ: NASD Automated Quotation System.

               (p) New Warrants: Series P warrants issued pursuant to the Amended and Restated Exchange Agreement and the Asset Purchase Agreement.

               (q) Outstanding Registration Rights Agreement: The Representative's Warrant Agreement dated as of November 15, 1993 by and between the Company and Gerard Klauer Mattison & Co., Inc.

               (r) Person: An individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

               (s)   Piggyback Notice:  See Section 2(a).

               (t)   Piggyback Registration:  See Section 2(a).

               (u)   Piggyback Registration Rights:  See Section 2(a).

               (v) Prospectus: Any prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments and all material incorporated by reference in such Prospectus.

               (w) Public Offering: A public offering of any of the Company's equity or debt securities pursuant to a registration statement under the Securities Act.

               (x)   Records:  See Section 5(g).

               (y) Registration Expenses: Any and all expenses incurred in connection with any registration or action incident to performance of or compliance by the Company with this Agreement, including, without limitation, (i) all SEC, national securities exchange and NASD registration and filing fees; all listing fees and all transfer agent fees; (ii) all fees and expenses of complying with state securities or blue sky laws; (iii) all printing, mailing, messenger and delivery expenses and (iv) all fees and disbursements of counsel for the Company and of its accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance and compliance, but excluding underwriting discounts and commissions, brokerage fees and transfer taxes, if any, and fees of counsel or accountants retained by MW.

               (z)   Registration Notice:  See Section 2(a).

               (aa) Registration Period: The period of time from the second anniversary of the Closing Date to the Expiration Date except as provided in Sections 3(a), 3(b) and 5.

               (ab) Registrable Securities: Any Shares or Warrant Shares issued to MW or MPLP, including those which may thereafter be issued by the Company in respect of any such securities by means of any stock splits, stock dividends, recapitalizations, reclassifications or the like, and as adjusted pursuant to the Amended and Restated Warrant Agreement.

               (ac) Registration Statement: Any registration statement of the Company filed or to be filed with the SEC which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including all amendments (including post-effective amendments) and supplements thereto, all exhibits thereto and all material incorporated therein by reference.

               (ad) SEC: The Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

               (ae) Securities Act: The Securities Act of 1933, as amended.

               (af)  Securities Purchase Agreement:  See Recital A.

               (ag)  Series A-B Warrants:  See Recital B.

               (ah)  Series C-O Warrants:  See Recital B.

               (ai)  Series P Warrants:  See Recital B.

               (aj)  Shares:  See Recital A.

               (ak) Warrant Agreement: That certain Second Amended and Restated Warrant Agreement, dated as of July 27, 1996, among the Company, MW, MPLP and MWD.

               (al) Warrant Shares: All shares of Common Stock issued or issuable upon exercise of any or all of the New Warrants.

         2.    Piggyback Registration.

               (a) Right to Include Registrable Securities. If at any time during the Registration Period, the Company proposes to register any of its securities under the Securities Act on any form for the registration of securities under such Act, whether or not for its own account (other than by a registration statement on Form S-4, S-8 or other successor form), it shall as expeditiously as possible give written notice (a "Registration Notice") to the holders of Registrable Securities of its intention to do so. Upon the written request of any such holder (a "Piggyback Notice", which notice shall specify the Registrable Securities intended to be registered) made within 20 days after receipt of a Registration Notice, the Company shall include in the Registration Statement the Registrable Securities (a "Piggyback Registration") which the Company has been so requested by such holder to register, subject to the limitations provided in the Existing Registration Rights Agreements. Such holder's rights to register shares hereunder are referred to hereinafter as "Piggyback Registration Rights."

               (b) Withdrawal of Piggyback Registration by Company. If, at any time after giving a Registration Notice but prior to the effective date of the related Registration Statement, the Company shall determine for any reason not to register such securities, the Company shall give written notice of such determination to the holders of the Registrable Securities sought to be registered and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such Piggyback Registration. All best efforts obligations of the Company shall cease if the Company determines to terminate prior to such effective date any registration where Registrable Securities are being registered pursuant to this Section 2.

               (c) Piggyback Registration of Underwritten Public Offerings. If a Piggyback Registration involves an offering by or through underwriters, then, (i) the holders of the Registrable Securities sought to be registered must agree to sell their Registrable Securities included in the Company's Registration Statement to the underwriters selected by the Company on the same terms and conditions as apply to other selling shareholders and (ii) such holders may elect in writing, not later than five Business Days prior to the effectiveness of the Registration Statement filed in connection with such registration, not to have their Registrable Securities so included in connection with such registration.

               (d) Payment of Registration Expenses for Piggyback Registration. The Company shall pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to a Piggyback Registration Right contained in this Section 2.

         3.    Demand Registration.

               (a) Request for Registration. Upon the written request (a "Demand Notice") of a holder of Registrable Securities at any time during the Registration Period, and subject to the limitations provided in the Existing Registration Rights Agreements, the Company shall, as soon as practicable, use its best efforts to file a Registration Statement (a "Demand Registration") with respect to all Registrable Securities that such holder requested be registered in the Demand Notice. Prior to the filing of such Demand Registration, the Company shall give written notice to all other holders of Registrable Securities of the Demand Registration. Upon the written request of any such holder made within 20 days after receipt of such notice, the Company shall include in the Demand Registration the Registrable Securities that such holder requested be registered, subject to the limitations provided in the Existing Registration Rights Agreements. The rights of holders of Registrable Securities to register shares hereunder are referred to hereinafter as "Demand Registration Rights." The holders of Registrable Securities may in the aggregate exercise up to two Demand Registration Rights during the Registration Period. The Company shall use its best efforts to obtain the effectiveness of the Registration Statement and to take all other action necessary under any Federal or state law or regulation to permit such Registered Securities to be sold or otherwise disposed of, and the Company shall maintain such compliance with each such Federal and state law and regulation for the period necessary for the holder of Registrable Securities to effect the proposed sale or other disposition (but in no event for more than 120 days). The Company shall be entitled to have the Demand Registration prepared, filed and caused to become effective pursuant to Form S-3 or any successor form promulgated by the SEC ("Form S-3") pursuant to this Section 3(a), so long as it is eligible to register its securities pursuant to Form S-3 and Form S-3 is available for the distribution contemplated by the holder of Registrable Securities.

               (b) Deferment of Demand Registration by Company. The Company shall be entitled to defer a Demand Registration for a period of up to 120 days if and to the extent that its Board of Directors shall determine in good faith that such registration would interfere with a pending material corporate transaction which has been approved by the Board of Directors of the Company. In such event, the Registration Period shall be extended by the amount of such delay and the related Demand Registration Right would be deemed not to be exercised.

               (c)   Payment of Registration Expenses for Demand
   Registration. Except as provided below, holders of Registrable Securities sought to be registered shall pay the first $75,000 or Registration Expenses, plus 50% of all remaining Registration
   Expenses of a Demand Registration and the Company shall pay the balance of such Registration Expenses; and holders of such Registrable Securities and the Company shall pay the fees and expenses of each of their respective legal counsel. A registration will not count as a Demand Registration until it has become effective, unless the holders demanding such registration withdraw the Registrable Securities, in which case such demand will count as a Demand Registration unless the holders of such Registrable Securities agree to pay all Registration Expenses.

               (d) Registration of Additional Securities. Except to the extent required by the Outstanding Registration Rights Agreements, neither the Company nor any other party may include in any Registration Statement filed pursuant to a Demand Registration any additional shares of Common Stock for registration for sale by the Company or any other holder of securities. The Company shall not grant any rights inconsistent with this Section 3(d).

               (e) Priority in Demand Registration. If a Demand Registration involves an offering by or through an underwriter or underwriters, and the managing underwriter or underwriters of such offering advise the Company and the holders of Registrable Securities sought to be registered pursuant to such Demand Registration in writing that in their opinion the size of the offering which such holders and all other persons including the Company intend to make is such that the success of the offering would be materially and adversely affected by the inclusion of the Registrable Securities requested to be included, then the amount of securities to be offered for the account of holders of Registrable Securities shall be reduced pro rata (according to the Registrable Securities proposed for registration) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters; provided that if securities are being offered for the account of other persons or entities as well as the Company, then with respect to the Registrable Securities intended to be offered by holders of Registrable Securities, the proportion by which the amount of such securities is reduced shall not exceed the proportion by which the amount of such class of securities intended to be offered by such other persons or entities is reduced, except to the extent such other persons are entitled to a lesser reduction under the Existing Registration Rights Agreements.

         4. Company Buy-out of Piggyback Registration or Demand Registration. In lieu of carrying out its obligations to effect a Piggyback Registration or Demand Registration of any Registrable Securities pursuant to this Agreement, the Company may carry out such obligation by offering to purchase and purchasing such Registrable Securities requested to be registered (a) in the case of outstanding shares of Common Stock, at the last sale price of the Common Stock on the day immediately prior to the day the request for registration is made and (b) in the case of shares not yet purchased under the New Warrants or Series A-B Warrants at an amount in cash equal to the difference between (i) the last sale price of the Common Stock on the day immediately prior to the day the request for registration is made and (b) the Exercise Price in effect on such day.

         5.    Registration Procedures.  Whenever a holder of

   Registrable Securities has requested that any Registrable Securities be registered pursuant to either Section 2 or 3 hereof, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request, the Company will as expeditiously as possible:

               (a) prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become effective; provided that before filing a Registration Statement or Prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by such holder copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, and that after the filing of the registration statement, the Company will promptly notify all holders of Registrable Securities of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

               (b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than 120 days or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold (but not before the expiration of the requirement of underwriters and dealers to deliver Prospectuses in connection with such distribution) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the selling holders thereof set forth in such Registration Statement;

               (c) furnish to each selling holder of Registrable Securities and to each underwriter, prior to filing the Registration Statement or Prospectus or any amendment or supplement thereto, if requested, copies of such Registration Statement as proposed to be filed, and thereafter furnish to each selling holder of Registrable Securities and such underwriter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the Prospectus included in such Registration Statement (including each Preliminary Prospectus) and such other documents as each selling holder of Registrable Securities or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by each selling holder of Registrable Securities;

               (d) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any selling holder of Registrable Securities or any managing underwriter reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable any selling holder of Registrable Securities or such managing underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by any selling holder of Registrable Securities; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

               (e) use its best efforts to cause the Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company or its subsidiaries to enable any selling holder of Registrable Securities and any managing underwriters to consummate the disposition of such Registrable Securities;

               (f) immediately notify each selling holder of Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and the Company will promptly prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

               (g) make available for inspection by each selling holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any selling holder of Registrable Securities or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibilities, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary in the opinion of the underwriter's counsel, if any, or counsel to selling holders of Registrable
   Securities to avoid or correct a material misstatement or omission in the Registration Statement, or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or governmental agency, or (iii) the information in such Records has been made generally available to the public. Each selling holder of Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by a governmental agency, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

               (h) for purposes of a Demand Registration only, furnish to each selling holder of Registrable Securities and to each underwriter, if any, (x) an opinion or opinions of counsel to the Company and (y) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or by comfort letters, as the case may be, as any selling holder of Registrable Securities or the managing underwriter reasonably requests;

               (i) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of
   Section 11(a) of the Act and Rule 158 thereunder;

               (j) use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

               (k) cooperate with the selling holders of Registrable Securities, the underwriter or underwriters (or broker/dealer involved in the distribution), if any, and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD").

         If any Demand Registration is requested to be in the form of an underwritten offering, the selection of the managing underwriter shall be subject to the Company's consent, which consent shall not be unreasonably withheld. If requested by the underwriters for any underwritten offering, the Company shall enter into an underwriting agreement in customary form with such underwriters for such offering, but subject to the Company's reasonable approval. The selling holders of the Registrable Securities shall be a party to such underwriting agreement. All fees and expenses (other than Registration Expenses otherwise required to be paid) of any managing underwriter, any co-manager or any independent underwriter shall be paid for by such underwriters or by such selling holders.

         The Company may require the selling holders of Registrable Securities to furnish to the Company such information regarding the distribution of such Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required or reasonably requested in connection with such registration.

         Each selling holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(f) hereof, such selling holder will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(f) hereof, and, if so directed by the Company, such holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including the period referred to in Section 5(b) hereof) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 5(f) hereof to and including the date when each seller of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by Section 5(f) hereof.

         Except as otherwise provided in this Agreement, the Company shall have sole control in connection with the preparation, filing, withdrawal, amendment or supplementing of each Registration Statement, the selection of underwriters, and the distribution of any preliminary prospectus included in the Registration Statement, and may include within the coverage thereof additional shares of Common Stock or other securities for its own account or for the account of one or more of its other security holders.

         6.    Indemnification.

               (a) Indemnification by Company. In connection with each Registration Statement relating to disposition of Registrable Securities, the Company shall indemnify and hold harmless each selling holder of Registrable Securities and each underwriter of Registrable Securities and each Person, if any, who controls any selling holder of Registrable Securities or underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against any and all losses, claims, damages and liabilities, joint or several (including any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of any action, suit or proceeding or any claim asserted), to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other Federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that such indemnity shall not inure to the benefit of any selling holder of Registrable Securities or underwriter (or any Person controlling any selling holder of Registrable Securities or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) on account of any losses, claims, damages or liabilities arising from the sale of the Registrable Securities if such untrue statement or omission or alleged untrue statement or omission was made in such Registration Statement, Prospectus or preliminary prospectus, or such amendment or supplement, in reliance upon and in conformity with information furnished in writing to the Company by such selling holder of Registrable Securities or underwriter specifically for use therein. The Company shall also indemnify selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities, if requested. The indemnification obligation imposed on the Company under this Section 6(a) shall be in addition to any liability which the Company may otherwise have.

               (b) Indemnification by Holder of Registrable Securities. In connection with each Registration Statement, each selling holder of Registrable Securities shall indemnify, to the same extent as the indemnification provided by the Company in Section 6(a), the Company, its directors and each officer who signs the Registration Statement and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) but only insofar as such losses, claims, damages and liabilities arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which was made in the Registration Statement, the Prospectus or preliminary prospectus or any amendment thereof or supplement thereto, in reliance upon and in conformity with information furnished in writing by such selling holder of Registrable Securities to the Company specifically for use therein. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds received by any selling holder of Registrable Securities from the sale of the Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters participating in the distribution, in the underwriting agreement pursuant to which such sales are made, with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus, Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto.

               (c) Conduct of Indemnification Procedure. Any party that proposes to assert the right to be indemnified hereunder will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served.
   No indemnification provided for in this Section shall be available to any party who shall fail to give notice as provided in this Section 6 if the party to whom notice was not given was unaware of the proceeding to which such notice would have related and was prejudiced by the failure to give such notice but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from any liability that it may have to any indemnified party for contribution or otherwise than under this Section. In case any such action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and the approval by the indemnifying party to such indemnified party of its election so to assume the defense thereof and the approval by the indemnified party of such counsel, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, except as provided below and except for the reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized in writing by the indemnifying parties, (ii) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying parties and the indemnified party in the conduct of the defense of such action (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying parties shall not have employed counsel to assume the defense of such action within a reasonable time after notice of the commencement thereof, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying parties. An indemnifying party shall not be liable for any settlement of any action, suit, proceeding or claim effected without its written consent, but if settled with its written consent, or if there is a final judgment for the plaintiff in any such action or proceeding, the indemnifying party shall indemnify and hold harmless such indemnified parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.
   No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

               (d) Contribution. If the indemnification provided for in this Section 6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 6(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6(d). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

               (e) Priority of Indemnification. If indemnification is available under this Section 6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in subparagraphs (a) and (b) of this paragraph without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 6.

         7. Assignment. The Piggyback Rights, Demand Registration Rights and any other rights of MW and MPLP pursuant to this Agreement shall run in favor of any subsequent holder of Registrable
   Securities.

         8. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail, if to MW, addressed to:

                           MONTGOMERY WARD & CO, INCORPORATED
                           Montgomery Ward Plaza
                           619 West Chicago Avenue
                           Chicago, IL   60671
                           Attention:  General Counsel

                           if to MPLP, addressed to:

                           MERCHANT PARTNERS, LIMITED PARTNERSHIP
                           9690 Deereco Road
                           Timonium, Maryland   21093
                           Attention: Raymond L. Bank

                     in case of either (i) or (ii), with a copy to:

                           Altheimer & Gray
                           10 South Wacker Drive
                           Suite 4000
                           Chicago, Illinois  60606
                           Attention: David W. Schoenberg
                           Telecopier:  (312) 715-4800

                     if to the Company, addressed to:

                           VALUEVISION INTERNATIONAL, INC.
                           6740 Shady Oak Road
                           Minneapolis, MN 55344-3433
                           Attention:  Chief Executive Officer

                           with a copy to:

                           Maslon, Edelman, Borman & Brand, a
                           professional limited liability
                           partnership
                           3300 Norwest Center
                           90 South Seventh Street
                           Minneapolis, Minnesota  55402-4140
                           Attention:  William M. Mower

   and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by mail, when received.

         9. Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute part of this Agreement.

         10. Choice of Law. It is the intention of the parties that the laws of Minnesota shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

         11. Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or its severance from this Agreement.

         13. Termination of MWD s Interest. Upon execution of the this Agreement by the parties hereto, MWD shall cease to be a party to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.


                                       VALUEVISION INTERNATIONAL, INC.

                                       By:   /s/ ROBERT L. JOHANDER
                                             Robert L. Johander
                                             Its Chief Executive Officer


                                       MONTGOMERY WARD & CO.,
                                       INCORPORATED

                                       By:   /s/ JOHN L. WORKMAN
                                             Executive Vice President

                                       MONTGOMERY WARD DIRECT, L.P.

                                       By:   MW Direct General, Inc.,
                                             the general partner

                                             By:   /s/ JOHN L. WORKMAN
                                             Its:  Vice President

                                       MERCHANT PARTNERS, LIMITED
                                       PARTNERSHIP
                                       By: MERCHANT PARTNERS, LIMITED
                                       PARTNERSHIP, the general partner
                                       By:   Merchant Development Corp.,
                                             the general partner

                                             By: /s/ RAYMOND L. BANK
                                             Its: President